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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            BHA GROUP HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                      43-1416730
  (State of Incorporation or Organization)                   (I.R.S. Employer
                                                            Identification No.)

8800 EAST 63RD STREET, KANSAS CITY, MISSOURI                       64133
  (Address of Principal Executive Offices)                      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of Each Exchange on which
Title of Each Class to be so Registered         Each Class is to be Registered
               NONE                                         NONE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
_________________ (if applicable).


Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                          COMMON STOCK PURCHASE RIGHTS
                                (Title of Class)

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     This Amendment No. 1 to Form 8-A amends that certain Form 8-A filed by BHA
Group Holdings, Inc. (fka BHA Group, Inc.) with the Securities and Exchange Commission on December 28, 1995.


ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The purpose of this Amendment No. 1 to Form 8-A is to revise the description of rights to purchase BHA Group Holdings, Inc.'s common stock, $0.01 par value per share (the "Common Stock"), (which rights to purchase have been previously registered pursuant to Section 12(g) of the Exchange Act of 1934, as amended), to reflect certain amendments to the Rights Agreement, dated December 13, 1995 (the "Rights Agreement"), between BHA Group Holdings, Inc. (fka BHA Group, Inc.) and Boatmen's Trust Company.

     Pursuant to Amendment No. 1 to the Rights Agreement, dated May 13, 2004 ("Amendment No. 1"), between BHA Group Holdings, Inc. and UMB Bank, N.A., among other things, the Rights Agreement was amended to reflect that BHA Group Holdings, Inc. appointed UMB Bank, N.A. as Rights Agent.

     Pursuant to Amendment No. 2 to the Rights Agreement, dated May 31, 2004 ("Amendment No. 2"), between BHA Group Holdings, Inc. and UMB Bank, N.A., among other things, the Rights Agreement was amended to:

     o provide that the acquisition of beneficial ownership of shares of Common Stock by General Electric Company ("GE") and Casey Acquisition Company, a Delaware corporation and a wholly owned subsidiary of GE ("Sub"), by virtue of execution and delivery of, or the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 31, 2004 (the "Merger Agreement"), by and among GE, Sub and BHA Group Holdings, Inc. or the Voting Agreement, dated as of May 31, 2004 (the "Voting Agreement"), by and among GE and certain stockholders of BHA Group Holdings, Inc. shall not cause GE, Sub or any of their affiliates or associates to become an "Acquiring Person" under the Rights Agreement;

     o amend the definition of "Beneficial Owner" to reflect that a person or entity shall not be deemed under the Rights Agreement to be a "beneficial owner" of securities that are acquired or otherwise would be "beneficially owned" by virtue of execution and delivery of, or the consummation of transactions contemplated by, agreements, arrangements or understandings, including any voting or stockholders' agreements, that are approved by the Board of Directors of BHA Group Holdings, Inc. prior to the execution and delivery of such agreements and the consummation of the transactions contemplated thereby; and

     o expressly state that the that no Distribution Date, Stock Acquisition Date or Triggering Event (as those terms are defined in the Rights Agreement) shall occur solely by virtue of the execution and delivery of the Merger Agreement or the Voting Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreement and the Board of Directors of BHA Group Holdings, Inc. has approved the transactions contemplated by the Merger Agreement and the Voting Agreement such that the execution and delivery of such agreements and the consummation of the transactions contemplated by such agreements will not cause GE, Sub or any of their affiliates or associates to become the Beneficial Owner of or be deemed to "beneficially own" any securities of BHA Group Holdings, Inc. for purposes of the Rights Agreement.

     The result of Amendment No. 2 is that the Rights Agreement will not be triggered as a result of the transactions contemplated by the Merger Agreement and the Voting Agreement.

     Amendment No. 1 and Amendment No. 2 are filed as exhibits to this Amendment No. 1 to Form 8-A.

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ITEM 2. EXHIBITS.

EXHIBIT NO.                                  DESCRIPTION
------------    ----------------------------------------------------------------
   99.1         Amendment No. 1, dated as of May 13, 2004, to the Rights
                Agreement, dated as of December 13, 1995, between BHA Group
                Holdings, Inc., a Delaware corporation (fka BHA Group, Inc.), and UMB Bank, N.A.

   99.2 Amendment No. 2, dated as of May 31, 2004, to the Rights Agreement, dated as of December 13, 1995, between BHA Group Holdings, Inc., a Delaware corporation (fka BHA Group, Inc.), and UMB Bank, N.A., as Rights Agent, as amended by that certain Amendment No. 1, dated May 13, 2004, to the Rights.







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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 1, 2004


                                BHA GROUP HOLDINGS, INC.


                                By: /s/  James E. Lund
                                    --------------------------------------------
                                    Name: James E. Lund
                                    Title: President and Chief Executive Officer







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